Exhibit 99.9

April 28, 2015

Integrity Life Insurance Company

400 Broadway

Cincinnati, Ohio 45202

RE:	Opinion of Counsel
Separate Account I of Integrity Life Insurance Company
File Numbers 811-04844 and 333-175480
Pinnacle, Pinnacle III, IV, V (pre 1-1-12) Variable Annuity

Ladies and Gentlemen:

This Opinion of Counsel is in connection with a filing of post-effective amendment number 5 to registration statement (File No. 333-175480) filed on form N-4 for the Pinnacle, Pinnacle III, IV, V (pre 1-1-12) flexible premium variable annuities to be issued by Integrity Life Insurance Company and its Separate Account I and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary and appropriate to enable me to render the opinions expressed.  I am of the following opinions:

1.              Integrity Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2.              Separate Account I is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act of 1940 (the “Act”) and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3.              Upon the acceptance of a contribution paid by an owner pursuant to a contract issued in accordance with the prospectus contained in this registration statement and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the Integrity Life Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Senior Counsel — Securities
Western & Southern Financial Group, Inc.